Dr. Urs Kägi
Attorney-at-Law, LL.M.
+41 58 261 56 13
urs.kaegi@baerkarrer.ch

BÄR
& KARRER

Postfach 1548 | CH-8002 Zürich

UBS Group AG
Bahnhofstrasse 45
CH-8001 Zürich
Switzerland

Zurich, 22 June 2023
426073/bk

UBS Group AG: Legal opinion on the issuance of shares in UBS Group AG under employee stock plans

Dear Sir or Madam,

We have been asked to issue a legal opinion letter as special Swiss legal counsel to UBS Group AG, Bahnhofstrasse 45, CH-8001 Zurich, Switzerland, Swiss business identification number CHE-395.345.924 (the "**Company**"), in connection with the registration statement of the Company on Form S-8 (the "**Registration Statement**") relating to the Plans (as defined below), being filed with the Securities and Exchange Commission (the "**Commission**") under the United States Securities Act of 1933, as amended (the "**Act**") for the registration of 223,279,500 already issued registered shares of the Company with a par value of USD 0.10 each (the "**Shares**") in connection with the Plans (as defined below).

You have instructed us as follows (the "**Instructions**"): The Shares to be registered under the Registration Statement will consist of Shares already validly issued before 31 May 2022 that are held by the Company (the "**Treasury Shares**"). Furthermore, on 12 June 2023, the merger between the Company and Credit Suisse Group AG ("**Credit Suisse**") was completed ("**Merger**"). According to the merger agreement between the Company and Credit Suisse governing such Merger dated 19 March 2023, as amended on 06 April 2023 and 22 May 2023, ("**Merger Agreement**"), among others, all equity awards denominated in Credit Suisse shares outstanding under the CSG Master Share Plan (as defined below) (A) were converted into a share award covering or a right to receive consideration by reference to UBS Group AG shares or (B) in relation to awards in the form of options or share appreciation rights, were converted into awards that pertain and apply to UBS Group AG shares, and, in each case, to the extent legally permissible, continue to remain

outstanding in accordance with their current terms, including the current vesting schedule and existing performance conditions (subject to amendments approved by the Company as are reasonably necessary to reflect the impact of the transaction).

All capitalized terms used in this legal opinion letter shall have the meaning as defined herein.

I Documents

In arriving at the opinions expressed in clause III below, we have exclusively reviewed and relied on the following documents, the sufficiency of which we confirm for purposes of this legal opinion letter (the documents referred to in this clause I collectively the "**Documents**" and any individual document thereof "**Document**"):

a) an excerpt from the commercial register of the Canton of Zurich, Switzerland, in relation to the Company, certified by said register to be up-to-date as of 14 June 14 2023;

b) a copy of the articles of association of the Company, certified by the commercial register of the Canton of Zurich, Switzerland, to be up-to-date as of 08 June 08 2023 (the "**Articles**");

c) an electronic copy of the UBS Omnibus Stock Plan dated as of 03 November 2000, as amended as of 26 November 2007 (the "**UBS Omnibus Plan**");

d) an electronic copy of the Credit Suisse Group AG master share plan as amended as of 01 January 2022 (the "**CSG Master Share Plan**", and together with the UBS Omnibus Plan, the "**Plans**");

e) an electronic copy of an agreement between the Company and UBS AG on the transfer and treatment of certain employee share, option, notional fund and deferred cash award plans, dated as of 26 November 2014, pursuant to which the Company assumes the obligations of UBS AG under the Plan ("**Employee Plans Transfer Agreement**");

f) an electronic copy of the minutes of the board of directors' meeting of 26 November 2014, relating to, inter alia, the approval of the Employee Plans Transfer Agreement and also covering the use of conditional capital (the "**Employee Plans Transfer Board Resolution**");

g) an electronic copy of the Merger Agreement;

h) an electronic excerpt of the minutes of the board of directors' meeting of 19 March 2023 of the Company approving the Merger Agreement (the "**Merger**

Agreement Board Resolution", and together with the Employee Plans Transfer Board Resolution, the "**Board Resolutions**");

i) an electronic excerpt from the website of SIX Swiss Exchange Ltd as of 22 June 2023, evidencing the listed share capital of the Company, among other things;

j) a draft of the Registration Statement, and

k) an electronic copy of a confirmation by UBS Group AG, signed with electronic signatures, dated 20 June 2023 on the amount of conditional capital of UBS Group AG.

II Assumptions

In arriving at the opinions expressed in clause III below, we have assumed (without verification) cumulatively that:

a) the information set out in the Documents and the Instructions are true, accurate, complete and up-to-date as of the date of this legal opinion letter and no changes have been made or will be made that should have been or should be reflected in the Documents as of the date of this legal opinion letter;

b) the Documents submitted to us as (hard or electronic) copies are complete and conform to the original document;

c) all signatures and seals on any Document are genuine;

d) where a name is indicated (in print or in handwriting) next to a signature appearing on any Document, the signature has been affixed by the person whose name is indicated, and where no name is indicated (in print or in handwriting) next to a signature appearing on any Document, the relevant Documents have been duly signed by authorized signatories;

e) to the extent any authorizations, approvals, consents, licenses, exemptions or other requirements (collectively the "**Authorizations**") had or will have to be obtained outside Switzerland in connection with the allocation of the Treasury Shares, such Authorizations have been obtained or fulfilled or will be obtained or fulfilled in due time, and have remained or will remain in full force and effect at all times through the issuance of the Treasury Shares; and

f) the Board Resolutions (i) have been duly resolved in a meeting duly convened and otherwise in the manner set forth therein, and (ii) have not been rescinded or amended and is in full force and effect.

III Opinion

Based upon the foregoing, and subject to the qualifications and reliance limitations set out in clause IV and clause V below, we are of the opinion that under the laws of Switzerland as currently in force and interpreted:

a) the Company is a stock corporation *(Aktiengesellschaft)* duly organized and validly existing under the laws of Switzerland, with corporate power and authority to conduct its business;

b) the Treasury Shares are validly issued, fully paid in and non-assessable (i.e. no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders);

c) insofar as Swiss law is concerned, all regulatory consents, authorizations, approvals and filings required to be obtained or made by the Company for the issuance (*Ausgabe*) of the Treasury Shares have been obtained or made.

IV Qualifications

The opinions given under clause III above are each subject to the following cumulative qualifications:

a) The opinions expressed herein are strictly limited to matters governed by the laws of Switzerland and thus to opinions on certain Swiss law matters.

b) The opinions expressed herein are based on and subject to the laws of Switzerland as in force and generally interpreted based on available legal sources as of the date of this legal opinion letter, and where this legal opinion letter refers to "Swiss law" or "the laws of Switzerland", it solely refers to Swiss law as in force and generally interpreted based on available legal sources as of the date of this legal opinion letter. Such laws are subject to change.

c) We have made no investigation of the laws of any other jurisdiction (but the laws of Switzerland) as a basis for this legal opinion letter and do not express or imply any opinion thereon.

d) The opinions expressed herein relate only to legal matters explicitly covered by this legal opinion letter (taking into account cumulatively all assumptions and qualifications) and no opinion is given by implication or otherwise on any other matter.

e) In issuing this legal opinion letter, we based ourselves solely on the Documents and Instructions and were not instructed to, and did not, make any further independent search or due diligence; we do not opine as to any facts

or circumstances occurring or coming to our attention subsequently to the date hereof.

f) The assumptions and qualifications apply to all opinions expressed in this legal opinion letter.

g) We express no opinion herein as to the accuracy or completeness of the information set out in the Registration Statement or of the representations and warranties set out in the Registration Statement.

h) We express no opinion herein as to regulatory matters or as to any commercial, accounting, calculating, auditing, tax, or other non-corporate law matter.

i) As a matter of mandatory Swiss law, shareholders as well as the board of directors of a company are entitled to challenge resolutions adopted by a general shareholders' meeting believed to violate the law or the company's articles of association by initiating legal proceedings against such company within two months following such meeting. Similarly, shareholders of a merging companies may challenge resolutions adopted by the board of directors believed to violate the law by initiating legal proceedings against such company within two months following the publication of the merger in the Swiss Official Gazette of Commerce (*Schweizerisches Handelsamtsblatt*). Therefore, any shareholder or the board of directors of the Company may challenge the resolutions taken by the general shareholders' meeting of the Company on which the issuance of the Treasury Shares is based, or they may challenge the Merger Agreement Board Resolution on which the Merger (including the related conversion of equity awards under the CSG Master Share Plan) is based.

j) In this opinion, Swiss legal concepts are expressed in English terms and not in any official Swiss language; these concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

V Reliance

This legal opinion letter is addressed to the Company. We hereby consent to the filing of this legal opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit or imply that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.

This legal opinion letter is furnished by us, as special Swiss legal counsel to the Company, in connection with the filing of the Registration Statement. Without our prior consent, it may not be used by, copied by, circulated by, quoted by, referred

to, or disclosed to any party or for any purpose, except for such filing or in connection with any reliance by investors on such filing pursuant to US securities laws.

Any reliance on this opinion is limited to the legal situation existing at the date of this legal opinion letter, and we shall be under no obligation to advise you on or to amend this legal opinion letter to reflect any change in circumstances or applicable laws or regulations for any period after the date of issuance of this legal opinion letter.

This legal opinion letter shall be governed by and construed in accordance with the laws of Switzerland. This legal opinion letter may only be relied upon on the express condition that any issues of interpretation arising hereunder will be governed by the laws of Switzerland.

Yours faithfully,

Baer & Karrer AG

Dr. Urs Kaegi